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EXHIBIT 5.1
OPINION AND CONSENT

                                                                  April 12, 2000

The St. Paul Companies, Inc.
385 Washington Street
St. Paul, Minnesota 55102

Dear Sirs:

    In connection with the registration under the Securities Act of 1933 (the "Act") of $50,000,000 aggregate principal amount of debt securities (the "Securities") of The St. Paul Companies, Inc., a Minnesota corporation (the "Company"), I, as Senior Vice President of the Company, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

    Upon the basis of such examination, I advise you that, in my opinion:

    The Company has been duly incorporated and is validly existing under the laws of the State of Minnesota.

    When the registration statement relating to the Securities has become effective under the Act, the use of the Indenture relating to the Securities has been duly authorized by the Company, the terms of the Securities and of their issuance and sale have been duly established by all necessary corporate action in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Securities have been duly executed and authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, the Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

    I note that, as of the date of this opinion, a judgement for money in an action based on a Security denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Security is denominated into United States dollars will depend upon various factors, including which court renders the judgment. In the case of a Security denominated in a foreign currency, a state court in the State of New York rendering a judgment on such Security would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the Security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

    The foregoing opinion is limited to the Federal laws of the United States and the laws of the States of New York and Minnesota, and I am expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of New York Law, I have relied upon the opinion, dated the date hereof, of Sullivan & Cromwell, and my opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Sullivan & Cromwell.

    Also, I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible, and I have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption which I have not independently verified.

    I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to file under the heading "Validity of Debt Securities" in the Prospectus. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under
Section 7 of the Act.

Very truly yours,

/S/ BRUCE A. BACKBERG
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BRUCE A. BACKBERG
SENIOR VICE PRESIDENT